PROSPECTUS SUPPLEMENT NO. 6 (to Prospectus dated February 21, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-215157

THE FIRST BANCSHARES, INC.

3,563,380 Shares of Common Stock

This prospectus supplement relates to the Prospectus dated February 21, 2017 (“Base Prospectus”), as supplemented by Prospectus Supplement No. 1 dated March 16, 2017 (“Prospectus Supplement No. 1”), Prospectus Supplement No. 2 dated April 13, 2017 (“Prospectus Supplement No. 2”), Prospectus Supplement No. 3 dated May 10, 2017, (“Prospectus Supplement No. 3”), Prospectus Supplement No. 4 dated May 30, 2017, (“Prospectus Supplement No. 4”), Prospectus Supplement No. 5 dated August 9, 2017, (“Prospectus Supplement No. 5,” and together with the Base Prospectus, Prospectus Supplement No. 1, and Prospectus Supplement No. 2, Prospectus Supplement No. 3, and Prospectus Supplement No. 4, the “Prospectus”), which permits the resale of up to 3,563,380 outstanding shares of our common stock by the selling securityholders identified in the Prospectus, as amended and supplemented from time to time. We will pay the expenses of registering the shares, but we are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This prospectus supplement is being filed to update, amend, and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2017. Accordingly, the text of the Form 8-K is included herein and made a part of this prospectus supplement. You should read this prospectus supplement together with the Prospectus, which is to be delivered with this prospectus supplement.

The First Bancshares, Inc. common stock is listed on the NASDAQ Global Market under the symbol “FBMS”. On October 24, 2017, the closing sale price of the common stock on the NASDAQ Global Market was $30.60 per share.

The securities offered by the selling securityholders, which are shares of our common stock, are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

Investing in our common stock involves a certain degree of risk. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page 7 of the Base Prospectus, as amended and supplemented by the “Risk Factors” included in Item 1A. of The First Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was included in Prospectus Supplement No. 1, and all other information included in the Prospectus in its entirety before you decide whether to invest.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2017 (October 24, 2017)

The First Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Mississippi	33-94288	64-0862173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6480 U.S. Highway 98 West, Suite A

Hattiesburg, Mississippi, 39402
(Address and Zip Code of principal executive offices)

(601) 268-8998

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

Agreement and Plan of Merger

Merger. On October 24, 2017, The First Bancshares, Inc., a Mississippi corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southwest Banc Shares, Inc. an Alabama corporation (“SWBS”), whereby SWBS will be merged with and into the Company (the “Merger”). Pursuant to and simultaneously with entering into the Merger Agreement, the Company’s wholly owned subsidiary bank, The First, A National Banking Association (“The First”), and SWBS’s wholly owned subsidiary bank, First Community Bank (“First Community Bank”), entered into a Plan of Bank Merger whereby First Community Bank will be merged with and into The First immediately following the merger of SWBS with and into the Company (the “Bank Merger”).

The Merger Agreement has been unanimously approved by the boards of directors of the Company and SWBS. The transaction is expected to close in the first or second quarter of 2018, subject to customary conditions discussed below.

Merger Consideration. Pursuant to the Merger Agreement, each outstanding share of SWBS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a “Pro Rata Share” (which is a ratio equal to one (1) divided by the number of shares of SWBS common stock issued and outstanding as of the closing) of (i) a number of shares of the Company’s common stock equal to $36 million divided by the average closing price of the Company’s common stock during the ten trading days preceding the fifth business day prior to the closing date (subject to a maximum per-share price of the Company’s common stock of $36.54 and a minimum price of $24.36) and (ii) a cash amount equal to $24 million (subject to downward adjustment in accordance with the terms of the Merger Agreement in the event that SWBS’s adjusted tangible common equity at closing is less than $32 million). Each outstanding share of SWBS common stock subject to vesting restrictions shall become vested immediately prior to the effective time of the Merger and will be converted into the right to receive the same merger consideration that other SWBS shareholders are entitled to receive.

Each outstanding share of the Company’s common stock shall remain outstanding and unaffected by the Merger.

Representations and Warranties. The Merger Agreement contains usual and customary representations and warranties that the Company and SWBS made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and SWBS and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating certain terms. Moreover, certain of the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between the Company and SWBS rather than establishing matters of fact.

Covenants; No Solicitation. Each party also has agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger. Additionally, SWBS has agreed (i) not to initiate, solicit, induce or knowingly encourage or take any action or facilitate any alternative acquisition transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative acquisition transaction or (ii) subject to certain exceptions, not to withdraw or modify in a manner adverse to the Company, the recommendation of the SWBS board of directors that SWBS’s shareholders approve the Merger Agreement and the Merger. In the event that SWBS receives a proposal with respect to an alternative acquisition transaction that the SWBS board of directors determines is superior to the Merger, the Company will have an opportunity to match the terms of such proposal, subject to certain requirements.

Conditions to Closing. Consummation of the Merger is subject to various customary conditions, including (i) approval of the Merger Agreement and the Merger by shareholders of SWBS; (ii) the receipt of certain regulatory approvals; (iii) no injunctions or other legal restraints preventing the consummation of the Merger; (iv) the U.S. Securities and Exchange Commission (“SEC”) having declared effective the Company’s registration statement covering the issuance of shares of the Company’s common stock in the Merger; (v) the receipt by each party of a tax opinion to the effect that the Merger will qualify as a reorganization within the meaning of 368(a) of the Internal Revenue Code of 1986, as amended; (vi) the accuracy of certain representations and warranties of the parties and compliance by the parties with their respective covenants and obligations under the Merger Agreement (subject to customary materiality qualifiers) and (vii) the absence of a material adverse effect with respect to the either the Company or SWBS. Additionally, the Company shall not be required to consummate the Merger unless SWBS’s adjusted tangible common equity at closing is not less $32 million.

Termination; Termination Fee. The Merger Agreement may be terminated in certain circumstances, including: (i) by mutual written agreement of the parties, (ii) by either party if any regulatory approval required for consummation of the transactions contemplated by the Merger Agreement has been denied by final non-appealable action by the relevant governmental authority or an application for such approval has been permanently withdrawn at the request of a governmental authority, (iii) by either party if the approval of the shareholders of SWBS is not obtained, (iv) by either party in the event of a material breach by the other party of any representation, warranty or covenant contained in the Merger Agreement and such breach is not cured within thirty days, (v) by either party if the Merger is not consummated on or before February 20, 2018, subject to extension to April 21, 2018 based on obtaining regulatory approval, (vi) by the Company if SWBS’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with each of the SWBS shareholder meeting, (vii) by SWBS if the price of the Company’s common stock decreases in comparison to the specified ratio provided in the Merger Agreement and the Company elects not to increase the merger consideration. SWBS will pay the Company a termination fee equal to $2.25 million in the event (i) SWBS receives a superior proposal and the Merger Agreement is terminated because the required SWBS shareholder approval is not obtained or by the Company because of SWBS’s material breach of representations, warranties or covenants and SWBS enters into a superior proposal within 12 months of such termination or (ii) the Merger Agreement is terminated by the Company because SWBS’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the SWBS shareholder meeting.

Voting Agreements

In connection with entering into the Merger Agreement, certain directors and shareholders of SWBS have entered into voting agreements (the “Voting Agreements”), pursuant to which each such shareholder agreed to vote his, her or its shares of SWBS common stock in favor of approval of the Merger Agreement and transactions contemplated therein and against certain other actions, proposals, transactions or agreements that would be detrimental to the consummation of the Merger. The Voting Agreements generally prohibit the sale or transfer of the shares held by each such shareholder until the earlier of (i) termination of the Merger Agreement and (ii) receipt of the approval of the shareholders of SWBS. The Voting Agreements terminate upon the earlier of (i) the consummation of the Merger, (ii) the amendment of the Merger Agreement in any manner that materially and adversely affects any rights of the shareholder, (iii) the termination of the Merger Agreement or (iv) three years from the date of the Voting Agreements.

Director Non-Compete Agreements

In connection with entering into the Merger Agreement, each of the directors of SWBS and First Community Bank entered into a Non-Competition and Non-Disclosure Agreement with the Company, which contains provisions related to the non-disclosure of confidential information and trade secrets, non-solicitation of customers with whom such directors had material contact, non-competition within a restricted territory and non-recruitment of employees.

Cautionary Statements Regarding Forward-Looking Information.

This Current Report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the Merger, the expected returns and other benefits of the Merger, to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (4) the risk of successful integration of SWBS’s business into the Company, (5) the failure to obtain the necessary approvals by the shareholders of SWBS, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the Merger Agreement to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of SWBS’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2016, and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor SWBS undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this Current Report on Form 8-K, the exhibits hereto or any related documents, the Company and SWBS claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information About the Merger and Where to Find It

In connection with the proposed Merger, the Company will file with the SEC a registration statement on Form S-4 that will include a proxy statement of SWBS and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANT, SWBS AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of SWBS seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by the Company will also be available free of charge by directing a written request to The First Bancshares, Inc., 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 Attn: Corporate Secretary, Chandra Kidd. The Company’s telephone number is (601) 268-899.

Participants in the Transaction

The Company, SWBS and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of SWBS in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about the Company and its directors and officers may be found in the definitive proxy statement of the Company relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 12, 2017. The definitive proxy statement can be obtained free of charge from the sources described above.

Item 8.01	Other Events

On October 24, 2017, the Company issued a press release announcing the execution of the Merger Agreement and related information, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

On October 24, 2017, the Company commenced an underwritten public offering of shares of its common stock and began making presentations to investors using the investor presentation attached to this Current Report on Form 8-K as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) EXHIBITS

99.1	Press Release dated October 24, 2017.

99.2	Investor Presentation dated October 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCSHARES, INC.

By:	/s/ Donna T. (Dee Dee) Lowery
Name:	Donna T. (Dee Dee) Lowery
Title:	Chief Financial Officer

Date: October 24, 2017

Exhibit 99.1

First Bancshares, Inc. Announces the Acquisition of Southwest Banc Shares, Inc.

HATTIESBURG, Miss., Oct. 24, 2017 – The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or “the Company”), holding company for The First, A National Banking Association, (“The First”) announced today the signing of an Agreement and Plan of Merger with Southwest Banc Shares, Inc. (“Southwest”), parent company of First Community Bank (“First Community”), Chatom, Alabama, under which First Bancshares has agreed to acquire 100% of the common stock of Southwest in a combined stock and cash transaction.

Under the terms of the Agreement and Plan of Merger, First Bancshares will pay shareholders of Southwest $60 million in transaction value with 60% in stock and 40% in cash. First Bancshares will issue Southwest’s shareholders shares of the First Bancshares’ common stock which, for purposes of this acquisition, will be valued at the average closing price of First Bancshares’ common stock over the ten trading days preceding the fifth business day before the closing of the transaction, subject to a maximum of $36.54 per share and a minimum of $24.36.

At June 30, 2017, First Community had approximately $398.4 million in assets, $278.7 million in loans, $352.4 million in deposits and $38.4 million in stockholder’s equity. First Community serves Washington, Mobile and Baldwin counties in southwest Alabama, including the Mobile, AL MSA, through 9 locations operating in Chatom, Citronelle, Daphne, Fairhope, Millry, Mobile (2), Saraland and Spanish Fort, Alabama. The transaction will significantly increase the combined banks’ market share in the Mobile area. Additional information is available on First Community’s website: www.fcb-al.com.

The Agreement and Plan of Merger has been approved by the Board of Directors of First Bancshares and Southwest. The Closing of the transaction, which is expected to occur in the first or second quarter of 2018, is subject to customary conditions, including regulatory approval and approval by the shareholders of Southwest.

First Bancshares currently estimates annual pre-tax expense reductions associated with the transaction will be approximately 40% of First Community’s annual non-interest expenses. Assuming the transaction is completed in the first quarter of 2018, the expense savings are estimated to be fully achieved by the end of 2018. The transaction is expected to be accretive in 2019, the first full year of combined operations. Estimated acquisition and conversion related costs are approximately $6 million on a pre-tax basis.

The transaction is expected to have an earnback period of approximately two years from the completion of the transaction. The internal rate of return for the transaction is projected to be greater than 17% which is well above First Bancshares’ estimated cost of capital.

Bill Blackmon, President of Southwest, commented, “We look forward to the strength that the partnership with The First will bring to the markets we serve. The merger enhances the ability of First Community Bank to expand the products and services we offer, and allows our friendly and professional team to continue to deliver the same personalized service we have brought to the customers of Washington, Mobile and Baldwin counties since 1909.”

Advisors

Performance Trust Capital Partners, with Jonathan W. Briggs as lead investment banker, acted as financial advisor to First Bancshares, and Alston & Bird LLP with lead attorney Mark Kanaly, acted as its legal advisor. Hovde Group with Joseph T. Morton and R. Clark Locke, as lead investment bankers, acted as financial advisor to Southwest Banc Shares, Inc. and Jones Walker LLP with attorneys Ronald A. Snider and Robert L. Carothers, Jr. acted as its legal advisor.

Combined Company

Upon completion of all transactions, the combined Company will have approximately $2.2 billion in total assets, $1.9 billion in total deposits and $1.5 billion in total loans. The Company will have 58 locations in Mississippi, Louisiana, Alabama, and Florida.

M. Ray “Hoppy” Cole, President & Chief Executive Officer of First Bancshares and The First, commented, “We are thrilled to be joining forces with First Community Bank.  First Community, founded over 100 years ago, has a rich history of being a trusted financial partner and providing outstanding service to its clients.  Our respective organizations share a common vision of building a regional financial institution with all of the sophistication and benefits of a large bank, but with the responsiveness and local ties of a community bank.  This combination will significantly increase our market share in Mobile, AL and the surrounding communities.  Growing our presence in Mobile and South Alabama is a major component of our strategic plan, and we believe that the region will provide continued opportunity for growth.  We welcome our new team members and clients and look forward to working together to continue to build value for our shareholders.”

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website:www.thefirstbank.com.

Forward Looking Statement

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the Merger, the expected returns and other benefits of the Merger, to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (4) the risk of successful integration of Southwest’s business into the Company, (5) the failure to obtain the necessary approvals by the shareholders of Southwest, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the Merger Agreement to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of Southwest’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2016, and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor Southwest undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this new release or any related documents, the Company and Southwest claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information About the Merger and Where to Find It

In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of Southwest and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANT, SOUTHWEST AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of Southwest seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by the Company will also be available free of charge by directing a written request to The First Bancshares, Inc., 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 Attn: Chandra Kidd. The Company’s telephone number is (601) 268-899.

Participants in the Transaction

The Company, Southwest and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Southwest in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about the Company and its directors and officers may be found in the definitive proxy statement of the Company relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 12, 2017. The definitive proxy statement can be obtained free of charge from the sources described above.

CONTACT:	For additional information, contact:
M. Ray “Hoppy” Cole, Jr.
Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer
(601) 268-8998

Exhibit 99.2

Growing in the Gulf South Nasdaq: FBMS October 24, 2017

ABOUT THE FIRST BANCSHARES, INC.: The First Bancshares, Inc. (“FBMS” or the “Company”), headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama and Florida. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Contact: Chandra Kidd, Corporate Secretary. NO OFFER OR SOLICITATION This communication does not constitute an offer to sell, a solicitation of an offer to sell, the solicitation or an offer to buy any securities or a solicitation of any vote or approval. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended. ADDITIONAL INFORMATION ABOUT THE OFFERING FBMS has filed a shelf registration statement on Form S - 3 (including a prospectus) with the SEC on September 15, 2017 which was declared effective on September 25, 2017. Before you invest in the offering to which this communication relates, you should read the prospectus in that registration statement and the preliminary prospectus supplement related to the offering and the other documents FBMS has filed and will file with the SEC for more complete information about FBMS and this offering. These documents are available at no charge by visiting the SEC’s website at http://www.sec.gov . Copies of the preliminary prospectus supplement and the accompanying prospectus related to the offering may be obtained from the Company, the underwriters or any dealer participating in the offering by contacting: Keefe, Bruyette & Woods, A Stifel Company , Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, by e - mail USCapitalMarkets@kbw.com , by fax at 212 - 581 - 1592, or by calling toll - free (800) 966 - 1559 . 2 Safe Harbor NON - GAAP FINANCIAL MEASURES FBMS reports its results in accordance with United States generally accepted accounting principles (“GAAP”). However, management believes that certain non - GAAP performance measures used in managing the business may provide meaningful information about underlying trends in its business. Non - GAAP financial measures should be viewed in addition to, and not as an alternative for, FBMS’ reported results prepared in accordance with GAAP. Please see Reconciliation of Non - GAAP Measures at the end of this presentation for a reconciliation to the nearest GAAP financial measure. ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT In connection with the proposed merger of FBMS and Southwest Banc Shares, Inc. (“Southwest”), FBMS will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S - 4 that will include a proxy statement of Southwest and a prospectus of FBMS, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S - 4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S - 4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FBMS, SOUTHWEST AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement on Form S - 4 and the related joint proxy statement/prospectus, when filed, as well as other documents filed with the SEC by FBMS through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by FBMS will also be available free of charge by directing a written request to The First Bancshares, Inc., 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 Attn: Chandra Kidd, Corporate Secretary. FBMS ’ telephone number is (601) 268 - 8998. PARTICIPANTS IN THE TRANSACTION FBMS, Southwest and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Southwest in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about FBMS and its directors and officers may be found in the definitive proxy statement of FBMS relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 12, 2017. The definitive proxy statement can be obtained free of charge from the sources described above.

3 This presentation contains “forward - looking statements” as defined in the Private Securities Litigation Reform Act of 1995, and is intended to be protected by the safe harbor provided by the same. These statements are subject to numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: competitive pressures among fina nci al institutions increasing significantly; economic conditions, either nationally or locally, in areas in which FBMS conducts operations being less favorable than expected; legislation or regulatory changes which adversely affect the ability of the consolidated company to conduct business combinations or new operations; and risks related to the proposed acquisition of Southwest Banc Shares, Inc., including the risk that the proposed transaction does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all , the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions, and the risk that anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of ch ang es in general economic and market conditions. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward - looking statements, please refer to the factors set f orth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FBMS ’ Annual Report on Form 10 - K for the year ended December 31, 2016, which is available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward - looking statements will occur, or if any of them do so, what impact they will have on the results of operations or financial condition of FBMS or Southwest. FBMS disclaims any obligation to update any factors or to announce publicly the result of revisions to any forward - looking statements included herein to reflect future events or developments, except to the extent required by law. Forward Looking Statement

4 Table of Contents Section Offering Summary Franchise Overview Financial Results Acquisition Announcement Appendix I: Acquisition Related Supplemental Slides Appendix II: Historical Financials Appendix III: Non - GAAP Reconciliation 1 2 3 4 5 6 7

Offering Summary

Offering Summary 6 The First Bancshares, Inc. (“FBMS” or “Company”) Issuer Exchange / Ticker Offering Type Security Base Deal Value Overallotment Lock Up Use of Proceeds Bookrunner Lead Manager Nasdaq / FBMS Follow - On Offering Common Stock $45 million (100% Primary) 15% 90 days for all officers and directors Fund the cash portion of the Southwest purchase price Fund other potential future acquisitions General corporate purposes, including the repayment of debt and to support organic growth Keefe, Bruyette & Woods, Inc. FIG Partners, LLC

Franchise Overview

Overview of The First Bancshares, Inc. 8 □ Attractive demographic footprint, operating in premier markets across Mississippi, Louisiana, Florida, and Alabama □ Experienced , performance - driven Management team with local market knowledge □ Successful acquirer, having closed six transactions since 2011 □ Strong loan and deposit growth, each with an annualized CAGR exceeding 15%, since 2009 □ Core funded franchise with 96% core deposits and a cost of deposits of 0.36% □ Ranked in the Top 10 by deposit market share in 87% of our counties / parishes of operation by aggregate deposits □ Consistent improvement in profitability metrics with a ROAA of 0.51%, 0.79% and 1.06% in 2012, 2016 and Q3 2017 respectively □ Well capitalized regulatory capital ratios, with all capital ratios exceeding Basel III fully phased - in capital requirements Data as of or for the three months ended 9/30/17

□ The First Bancshares, Inc. (Nasdaq: FBMS) is a $1.8 billion asset bank holding company headquartered in Hattiesburg, Mississippi ▪ Founded in August 1996 ▪ Operates one subsidiary bank, The First, A National Banking Association ▪ Offers general commercial and retail banking services for small to medium - sized businesses, professional concerns, and individuals ▪ 421 full - time employees □ 6 th Largest banking institution headquartered in the state of Mississippi □ Balance Sheet (9/30/17) ▪ Assets: $1.8 billion ▪ Gross Loans: $1.2 billion ▪ Deposits: $1.5 billion ▪ Tangible Common Equity: $141.7 million □ Profitability (for the quarter e nded 9/30/17) ▪ Net Income: $4.7 million ▪ ROAA: 1.06% ▪ ROATCE: 13.6% (1) ▪ Efficiency Ratio: 62.9% □ Asset Quality ▪ Manageable amount of non performing assets ▪ NPAs / Loans and of 1.21% ▪ Concentration levels regulatory guidelines 9 Company Overview 9 Source: SNL Financial Data as of or for the three months ended 9/30 of each respective year (1) Non - GAAP measure. See reconciliation to closest GAAP measure in Appendix III Franchise Footprint FBMS Branch FBMS LPO FLORIDA MISSISSIPPI ALABAMA LOUISIANA Mobile Hattiesburg Tallahassee Pensacola Gulfport New Orleans Jackson Montgomery Huntsville Tuscaloosa Birmingham Shreveport Baton Rouge Oxford 10 55 59 2 0 4 9

10 M. Ray "Hoppy" Cole, Jr. Dee Dee Lowery President, CEO Executive VP, CFO 30 years experience 26 years experience Ion Mixon Eric Waldron Executive VP, Risk Manager President, Northern Region 17 years experience 21 years experience Chris Ryals Carol Daniel Executive VP, COO Executive VP, Credit Administrator 22 years experience 34 years experience Hayden Mitchell Dave Bush Executive VP, Chief Retail Banking Officer Executive VP, Private Banking Manager 40 years experience 37 years experience Ray Wesson Wade Neth President, Southern Region President, Alabama Region 24 years experience 30 years experience Overview of Our Leadership Team □ Executive leadership team has been with the Company for an average of 9 years □ Same team responsible for devising and executing the plan to double the size of the company

Evolution of Our Franchise… 11 December 31, 2009 FBMS Branch (9) September 30, 2017 FBMS Branch (45) FBMS LPO (4) Total Assets ($mm) $478 $503 $500 $540 $571 $647 $698 $830 $940 $181 $181 $370 $447 $447 $447 $848 $681 $721 $941 $1,094 $1,145 $1,277 $1,788 $0 $500 $1,000 $1,500 $2,000 2009 2010 2011 2012 2013 2014 2015 2016 Q3 '17 Acquired Organic Source: SNL Financial Data as of 12/31 of each year, respectively; Q3 ‘17 data as of 9/30/17

… Through the Execution of Strategic Vision 12 Source: SNL Financial, Company documents Pricing data as of 10/23/17 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 12/31/08 12/31/09 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 12/31/15 12/31/16 Price Performance since 12/31/08 • In 2009, FBMS formulated a 5 - year, tri - state expansion plan focused on branch expansion and acquisition of banks with assets less than $500 million in MS, AL, LA and FL 10/14/16: Announced Iberville Bank and Gulf Coast Acquisition Along with $63 mm Private Placement 3/22/13: Successful Placement of $20 mm 1/31/13: Announced First National Bank of Baldwin County Acquisition 2/18/13: De Novo Expansion – Ocean Springs, MS Branch 3/6/14: Announced BCB Holding Company, Inc. Acquisition 12/8/16: FBMS Redeems $17.1 mm in TARP Preferred Stock 9/6/11: Completed acquisition of 8 Whitney Branches in Mississippi 12/14/15: Completed Acquisition of Mortgage Connection, LLC $9.04 $30.35

Improving Diversification of Our Balance Sheet by State 13 2009 Deposits by State 2015 Deposits by State 2017 Deposits by State Mississippi 100% Mississippi 73% Alabama 23% Louisiana 4% Alabama 17% Louisiana 19% Florida 7 % Mississippi 57% Source: SNL Financial and Company 2009, 2015, and 2017 data as of 6/30 of each year respectively 2009 Loans by State 2015 Loans by State 2017 Loans by State Mississippi 68% Alabama 23% Louisiana 9% Mississippi 100% Alabama 18% Louisiana 22% Florida 5% Mississippi 55%

Market Demographics 14 ‘ 18 – ‘ 23 Projected Population Growth (%) ‘ 18 – ‘ 23 Projected Median HHI Growth (%) 2023 Projected Median HHI ($) Source: SNL Financial Deposit data as of 6/30/17 Demographic data deposit weighted by county 3.1% 1.7% 6.7% 2.8% 0.8% 4.6% 3.8% 0.0% 2.0% 4.0% 6.0% 8.0% FBMS Alabama Florida Louisiana Mississippi Southeast US 5.8% 5.2% 7.8% 5.5% 5.6% 6.5% 7.3% 0.0% 2.0% 4.0% 6.0% 8.0% FBMS Alabama Florida Louisiana Mississippi Southeast US $52,441 $48,225 $53,508 $49,765 $44,328 $54,678 $61,642 $15,000 $25,000 $35,000 $45,000 $55,000 $65,000 FBMS Alabama Florida Louisiana Mississippi Southeast US

15 Continuously Evaluating Potential Acquisitions Hattiesburg Mobile Baton Rouge Birmingham Tallahassee Atlanta Huntsville Chattanooga Columbus Montgomery Jacksonville Knoxville Nashville Jackson Metairie New Orleans Memphis Little Rock Shreveport Savannah Banks: $200 mm - $500 mm Banks: $500 mm - $1.0 bn Banks: $1.0 bn - $2.0 bn Source: SNL Financial Data as of 6/30/17 Excludes merger targets Opportunities by State Opportunities by Asset Size • Includes all banks and thrifts headquartered in Alabama, Louisiana, Mississippi and select Florida markets with total assets between $200 million and $2.0 billion # of Assets State Banks ($mm) Branches Alabama 53 $25,052 457 Florida 10 4,244 62 Louisiana 60 34,763 687 Mississippi 36 17,294 385 Total: 159 $81,353 1,591 36 8 36 25 13 2 15 7 4 9 4 53 10 60 36 0 20 40 60 80 AL FL LA MS Number of Opportunities $200 mm - $500 mm $500 mm - $1.0 bn $1.0 bn - $2.0 bn

Financial Results

$2.2 $2.5 $3.6 $4.2 $6.3 $8.5 $9.7 $2.5 $3.4 $2.6 $4.0 $2.6 $4.7 $0.0 $3.0 $6.0 $9.0 $12.0 $0.51* $0.47* $0.47* $0.37* $0.46* Source : SNL Financial Yearly data for the twelve months ended 12/31 of each year, respectively; quarterly data for the three months ended each respective quarter * Operating net earnings per share – includes 3.6 million in new shares associated with the 2016 capital raise and excludes merger - related charges (1) (1) Non - GAAP measure. See reconciliation to closest GAAP measure in Appendix III 17 Historical Performance Over Time Seventh Year of Record Earnings EPS Net Income ($mm) $0.74 $0.82 $1.16 $0.96 $1.19 $1.55 $1.57 $0.51* 2010 2012 2013 2014 2015 2016 2011 Q1 Q3 2017 2016 2016 Q2 2017 2016 2017 $0.44*

$16.3 $19.1 $22.2 $28.4 $33.4 $37.0 $40.3 $9.7 $14.2 $9.9 $14.8 $10.1 $14.9 $0.0 $12.5 $25.0 $37.5 $50.0 Net Interest Income Over Time 18 3.74% 3.99% 3.59% 3.44% 3.70% 3.72% 3.71% 3.85% 3.81% Net Interest Income ($mm) NIM (1) 3.70% 3.68% Source : SNL Financial Yearly data for the twelve months ended 12/31 of each year, respectively; quarterly data for the three months ended each respective quarter (1) Fully taxable - equivalent “FTE” Q1 Q3 2016 2016 2017 2017 2010 2012 2013 2014 2015 2016 2011 3.84% 3.68% Q2 2016 2017

19 Profitability Performance Core ROAA (%) (1) Net Interest Margin (%) Core Efficiency Ratio (%) (1) Core ROATCE (%) (1) Source: SNL Financial Data for the twelve months ended 12/31 each respective year , Q1 ’17 , Q2 ’17, Q3 ‘17 data for the three months ended, respectively (1) Non - GAAP measure. See reconciliation to closest GAAP measure in Appendix III 0.78% 0.84% 0.79% 0.92% 1.07% 2015 2016 Q1 '17 Q2 '17 Q3 '17 13.5% 11.7% 10.0% 12.3% 13.7% 2015 2016 Q1 '17 Q2 '17 Q3 '17 71.1% 69.3% 70.0% 65.6% 62.7% 2015 2016 Q1 '17 Q2 '17 Q3 '17 3.72% 3.71% 3.85% 3.84% 3.81% 2015 2016 Q1 '17 Q2 '17 Q3 '17

Historical Balance Sheet Growth 20 Assets ($mm) Source: SNL Financial Data as of 12/31 of each year, respectively; Q3 ‘17 data as of 9 /30/17 $478 $503 $681 $721 $941 $1,094 $1,145 $1,277 $1,788 $0 $450 $900 $1,350 $1,800 2009 2010 2011 2012 2013 2014 2015 2016 Q3 '17 Loans ($mm) Deposits ($mm) $315 $330 $385 $408 $580 $705 $773 $867 $1,198 $0 $300 $600 $900 $1,200 2009 2010 2011 2012 2013 2014 2015 2016 Q3 '17 $384 $396 $573 $597 $780 $893 $917 $1,039 $1,508 $0 $400 $800 $1,200 $1,600 2009 2010 2011 2012 2013 2014 2015 2016 Q3 '17

Capital & Liquidity Position TCE / TA (%) (1) Leverage Ratio (%) Total Risk Based Capital (%) Loans / Deposits (%) Source: SNL Financial Data as of 12/31 of each year, respectively; Q3 ‘17 data as of 9/30/17 (1) Non - GAAP measure. See reconciliation to closest GAAP measure in Appendix III 21 5.9% 6.0% 6.2% 11.0% 8.0% 2013 2014 2015 2016 Q3 '17 13.4% 12.3% 11.9% 15.5% 11.3% 2013 2014 2015 2016 Q2 '17 9.0% 8.4% 8.7% 11.9% 8.4% 2013 2014 2015 2016 Q2 '17 74.3% 78.9% 84.3% 83.4% 79.5% 2013 2014 2015 2016 Q3 '17

22 Loan Portfolio C&D 14% 1 - 4 Family 27% Multifamily 3% Owner - Occupied CRE 21% Non Owner - Occupied CRE 16% C&I 13% Consumer & Other 3% Farmland 2% Q3 ‘17 Loan Composition Yield on Total Loans: 4.86% Dollars in Thousands Source : SNL Financial Data as of 12/31 of each year, respectively; Q3 ‘17 data as of 9/30/17 Note: Pie chart percentages may not total to 100% due to rounding Historical Loan Composition 2013 1 – 4 Family Owner - Occupied CRE C&I Farmland Non Owner Occupied CRE C&D Multifamily Consumer & Other 2014 2015 2016 11% 33% 3% 22% 12% 14% 4% 1% 12% 31% 4% 22% 11% 15% 4% 1% 13% 29% 4% 20% 12% 16% 4% 2% 12% 27% 3% 21% 14% 15% 5% 3% Loan Portfolio Amount C&D $171,609 1-4 Family 324,485 Multifamily 34,212 Owner-Occupied CRE 258,426 Non Owner-Occupied CRE 197,684 C&I 161,877 Consumer & Other 31,290 Farmland 23,199 Gross Loans & Leases $1,202,782

Focus on Credit Quality NPAs / Loans + OREO (%) Annualized NCOs / Average Loans (%) Allowance for Loan Losses / Loans (%) NPAs Over Time ($) Source: SNL Financial Data as of or for the twelve months ended each respective year; Q1, Q2, Q3 ‘17 data as of or for the three months ended, respectively $3.2 $6.1 $7.4 $3.3 $5.0 $4.0 $4.9 $1.6 $2.9 $2.8 $2.8 $5.2 $4.9 $4.7 $4.5 $4.7 $3.1 $6.0 $7.6 $8.1 $7.9 $9.2 $13.6 $13.2 $12.0 $17.7 $17.0 $17.5 2013 2014 2015 2016 Q1 '17 Q2 '17 Q3 '17 Nonaccruals ($mm) TDRs ($mm) OREO ($mm) 0.00% 0.25% 0.50% 0.75% 1.00% 1.25% 2013 2014 2015 2016 Q1 '17 Q2 '17 Q3 '17 Reserve / Total Loans Reserve / Non-Acquired Loans 1.9% 2.0% 1.8% 1.4% 1.6% 1.5% 1.5% 2013 2014 2015 2016 Q1 '17 Q2 '17 Q3 '17 0.01% 0.17% (0.03%) (0.02%) (0.09%) (0.00%) (0.01%) 2013 2014 2015 2016 Q1 '17 Q2 '17 Q3 '17 23

C&D and CRE Loan Concentrations C&D / Total Bank Capital (%) (1) Non - Owner Occupied CRE / Total Bank Capital (%) (2) Source : Company Documents Data as of 12/31 each respective year; Q2 ‘17 data as of 6/30/17 (1) C&D includes 1 - 4 family residential construction loans, other construction loans and all land development loans and other land l oans (2) Non - Owner Occupied CRE includes loans securitized by multi - family properties, loans secured by other non - farm, non - residential p roperties (non - owner occupied), and loans to finance CRE 77% 90% 96% 63% 101% 2013 2014 2015 2016 Q2 '17 192% 205% 234% 154% 244% 2013 2014 2015 2016 Q2 '17 24

25 Deposit Composition Demand Deposits 20% NOW Accounts 42% Money Market & Savings 19% Retail Time Deposits 14% Jumbo Time Deposits 4% Cost of Total Deposits: 0.36% Source: SNL Financial Dollars in Thousands Note: Jumbo time deposits defined as greater than $250,000 Note: Pie chart percentages may not total 100% due to rounding Data as of or for the twelve months ended 12/31 of each respective year, respectively; Q1, Q2, and Q3 ‘17 data as of or for the thre e m onths ended Deposit Portfolio $657 $766 $806 $894 $1,509 $1,492 $1,450 2013 2014 2015 2016 Q1 '17 Q2 '17 Q3 '17 Core Deposit Growth ($000) Cost of Deposits (%) 0.31% 0.27% 0.27% 0.34% 0.34% 0.36% 2013 2014 2015 2016 Q2 '17 Q3 '17 Cost of Funds: 0.35% 0.32% 0.31% 0.39% 0.41% 0.44% Deposit Composition Amount Demand Deposits $308,050 NOW Accounts 639,802 Money Market & Savings 292,592 Retail Time Deposits 209,714 Jumbo Time Deposits 57,833 Total Deposits $1,507,991

26 Asset Liability Management The First Bancshares is Asset Sensitive Change in Interest Rates % Change From Base Policy Limit % Change From Base Policy Limit Up 400 bps 17.9% -20.0% 31.8% -40.0% Up 300 bps 13.6% -15.0% 26.2% -30.0% Up 200 bps 9.1% -10.0% 19.2% -20.0% Up 100 bps 4.6% -5.0% 10.7% -10.0% Down 100 bps -6.4% -5.0% -13.6% -10.0% Down 200 bps -9.0% -10.0% -13.1% -20.0% Net Interest Income Economic Value of Equity FBMS Interest Rate Sensivity September 30, 2017 □ The Company maintains an asset sensitive balance sheet that would benefit from an increase in interest rates □ Changes to net interest income and economic value of equity are well within policy limits in all up rate shock scenarios

Acquisition Announcement

28 Transaction Rationale □ Enhances our Alabama Gulf Coast presences □ Positions FBMS as the largest community bank by deposit market share along the Alabama Coast (1) □ Acquisition of 100+ year old bank with quality core customer base with 95% core deposits □ 2+ times more small to mid sized business banking opportunities along Alabama Gulf Coast (2) □ Franchise overlap provides potential for considerable cost savings opportunities and enhanced operating efficiencies Strategic Rationale Financially Attractive □ Immediately accretive to EPS, with minimal initial tangible book value dilution, earned back inside of 2 years (3) □ Improved capital position and reduced C&D / CRE loan concentration ratios, inclusive of this capital raise □ Internal rate of return exceeds cost of capital □ Stronger pro forma profitability levels □ Expansion of funding platform and excess liquidity provides future loan growth opportunities Risk Mitigants □ Established franchise with deep local connections to the community □ In - market transaction □ Leverages management experience and infrastructure in Mobile & Daphne - Fairhope - Foley markets □ Experienced Southeast acquirer – completed 6 acquisitions since 2011 □ Thorough due diligence process completed with over 40% of the total loan portfolio reviewed Source: SNL Financial; financial data as of 6/30/17 (1) Includes the MSAs of Mobile, AL and Daphne - Fairhope - Foley, AL; community bank defined as institutions with assets less than $10 billion (2) As compared to the Mississippi Gulf Coast; small to mid - sized businesses defined as businesses with annual revenues between $5 - $25 million (3) Based upon our current stock price and inclusive of the capital raise amount allocated to the M&A transaction

First Bancshares, Inc. (Nasdaq: FBMS) / Southwest Banc Shares , Inc. (“Southwest”) Overview of Transaction Terms 29 Acquirer / Target Fixed Aggregate Deal Value (1) Fixed Cash Deal Value Fixed Stock Deal Value Implied FBMS Shares Issued to Target (2) Implied Exchange Ratio (2) Price / Tangible Book Value (3) Price / LTM Net Income (4) $60.0 million $24.0 million $36.0 million 1,182,266 16.5677 166% 23.1x Southwest Management Key personnel executed employment agreements (1) The purchase price may be adjusted downward to the extent, among other things, Southwest's consolidated net book value at clo sin g (as adjusted) falls below $32.0 million (2) The exchange ratio will be based on FBMS' ten - day average closing price as of five business day prior to closing ranging between a ceiling of $ 36.54 and a floor of $ 24.36; current implied exchange ratio based upon FBMS stock price of $ 30.45 per share (3) Based upon Southwest's tangible common equity of $36.1 million as of 6/30/17 ; Non - GAAP measure. See reconciliation to closest GAAP measure in Appendix III (4) Based upon Southwest's last twelve months pre - tax net income of $3.995 million; assumes 35% corporate tax rate to derive adjusted net income, given Southwest is currently a S - Corporation (5) Excludes impact of capital offering; based upon FBMS common shares outstanding of 9,153,407 and Southwest common shares outst and ing of 71,317 (6) Pro forma ownership shown at the current Implied Exchange Ratio; FBMS pro forma ownership to range between 86.2% to 90.3%, based upon the final exchange ratio Pro Forma Ownership (5) (6) FBMS: 88.6% / Southwest: 11.4% Required Approvals Customary regulatory approvals and Southwest shareholder approval Expected Closing First quarter 2018

30 Overview of Southwest Banc Shares, Inc. □ Holding Company for First Community Bank □ Headquartered in Mobile, Alabama □ Founded in 1909; family owned since inception □ Four branches in the Mobile, AL MSA and three in the Daphne - Fairhope - Foley, AL MSA, and two in Washington county □ 91 full time employees □ S - corporation which passes corporate income through to their shareholders for federal tax purposes Branch Locations Key Franchise Facts Financial Highlights Source: SNL Financial Data as of or for the three months ended 6/30/17 (1) Tax affected at 35% to account for S - Corporation status Balance Sheet Trends Southwest Balance Sheet ($mm) Assets $398 Loans 279 Deposits 352 Common Equity 36 Loans / Deposits 79.1% % Core Deposits 94.7 Profitability ROAA (1) 0.70 % Net Interest Margin 3.73 Efficiency Ratio 69.6 Asset Quality NPAs / Assets 1.63 % Reserves / Loans 1.18 Loan Concentration C&D / CRE Loan Concentration 75 / 196% $317 $311 $321 $343 $377 $398 $200 $213 $231 $246 $277 $279 $272 $264 $269 $290 $328 $352 2012 2013 2014 2015 2016 Q2 '17 Loans Deposits Assets Annualized CAGRs Loans: 7.7% Deposits: 5.9% Assets: 5.2%

31 Strengthening Our Presence… Combined Deposit Market Share (1) Alabama Gulf Coast Footprint Source: SNL Financial Data as of 6/30/17 (1) Deposit market share data includes Mobile, AL MSA and Daphne - Fairhope - Foley, AL MSA FBMS Southwest Deposits Market Rank Institution ($mm) Share Branches 1 Regions Financial Corp. $3,251 28.3% 36 2 PNC Financial Services Group Inc. 1,392 12.1 24 3 BBVA Compass Bancshares Inc. 1,337 11.6 17 4 Wells Fargo & Co. 1,047 9.1 19 5 Hancock Holding Co. 894 7.8 9 Pro Forma 500 4.3 18 6 Trustmark Corp. 438 3.8 10 7 Home BancShares Inc. 407 3.5 6 8 BB&T Corp. 367 3.2 9 9 IBERIABANK Corp. 343 3.0 3 10 First Bancshares Inc. 268 2.3 10 11 ServisFirst Bancshares Inc. 237 2.1 2 12 Southwest Banc Shares Inc. 231 2.0 8 13 United Bancorp. of Alabama Inc. 182 1.6 9 14 Community Bancshares of Mississippi Inc. 168 1.5 4 15 BancorpSouth Inc. 165 1.4 5 16 National Commerce Corp. 139 1.2 2 17 Synovus Financial Corp. 115 1.0 3 18 Bryant Bank 97 0.8 3 19 Citizens' Capital Corp. 97 0.8 3 20 Bancorp of Lucedale Inc. 81 0.7 5

32 …in Highly Desirable Markets FBMS Counties of Operation (3) Source: SNL Financial; http://mobilechamber.com; http://asdd.com/; http://airbusaslabama.com; http://www.southalabama.edu Data as of 6/30/17, deposit data as of 6/30/17 (1) Small to mid - sized businesses defined as businesses with annual revenues between $5 - $25 million (2) Includes businesses based in either Mobile, AL or Baldwin, AL counties (3) Ranked by aggregate sales Healthcare 22% Wholesale Trade 15% Retail Trade 11% Construction 10% Finance and Insurance 7% Professional, Scientific, & Technical Services 6% Educational Services 6% Manufacturing 5% Information 4% Real Estate 3% Waste Management 3% Transportation 2% Other Services 2% Other 4% Alabama Gulf Coast: Diverse Small to Mid - Sized Businesses (1)(2) Aggregate # of Sales Market County Businesses (1) ($mm) Rank (1) Alabama Counties of Operation Mobile 1,938 $18,804 2 Baldwin 808 7,323 4 Total 2,746 $26,127 Florida Counties of Operation Escambia 1,234 $12,266 3 Santa Rosa 315 3,060 9 Total 1,549 $15,326 Louisiana Parishes of Operation Ascension 369 $3,564 8 Assumption 52 414 19 East Baton Rouge 2,285 21,611 1 Iberville 108 1,043 14 Livingston 237 2,217 11 Washington 126 994 15 West Baton Rouge 128 1,317 13 Total 3,305 $31,160 Mississippi Counties of Operation Coastal Counties Hancock 91 $780 17 Harrison 689 6,696 5 Jackson 415 3,794 6 Total 1,195 $11,270 Non-Coastal Counties Lamar 163 $1,442 12 Jones 245 2,267 10 Forrest 374 3,681 7 Stone 45 455 18 Pearl River 109 982 16 Total 936 $8,827 Total - All MS 2,131 $20,097 □ Growing economy & population driven by healthcare, manufacturing, and service sectors □ Regional center for medical care, research and education □ Airbus selected Mobile for its assembly site and will be making material investments in the area □ Diverse manufacturing base driven by paper, steel, maritime, chemical and aerospace sectors □ Port of Mobile has the 12 th highest domestic tonnage □ Since 2006, Mobile’s economic development efforts have garnered $8.5 billion in capital investment and more than 17,400 jobs □ University of Southern Alabama has an enrollment of 16,000+ students □ Mobile county school system is the largest in state and one of the largest employers Demographics Comparison 3.06% 3.10% 1.00% 2.00% 3.00% 4.00% 5.00% FBMS Combined Mobile & Baldwin Counties 5.8% 7.4% 2.0% 4.0% 6.0% 8.0% 10.0% FBMS Combined Mobile & Baldwin Counties $52,441 $54,333 $48,000 $50,000 $52,000 $54,000 $56,000 FBMS Combined Mobile & Baldwin Counties Projected Population Growth (%) Projected Household Income Growth (%) Projected 2023 Household Income ($)

33 Extensive Due Diligence Conducted 33 □ Close coordination with Southwest’s Management team in all aspects of strategy and operations □ Risk management analysis done by FBMS’ senior management, including CEO, CFO, COO, Credit Risk Manager, Credit Administrator, Chief Retail Banking Officer, and local market Presidents □ Comprehensive credit review of Southwest’s loan portfolio utilizing both internal and external resources ▪ All performing loans with exposure greater than $1,000,000 ▪ Internally classified loans (Substandard or worse) with exposure greater than or equal to $300,000 ▪ All loans more than 29 days past due with exposure greater than $100,000 ▪ In total, 40% of the total loan portfolio and 55% of the Commercial Real Estate loan portfolio by loan balance was reviewed □ All OREO properties individually evaluated for impairment □ Thorough balance sheet and liquidity analysis

□ Estimated noninterest expense savings of 40% ▪ 50% realized during 2018 and 100% achieved in 2019 and thereafter Transaction Assumptions 34 Cost Savings Transaction Expenses Loan Mark Other Marks CDI Revenue Synergies □ Estimated one - time transaction expenses of $4.3 million (after - tax) □ Gross loan mark of $5.6 million (1.9% of gross loans) □ $0.3 million mark on OREO (50%) □ Core deposit intangibles of 1.25% of transaction accounts; amortized straight - line over 10 years □ None modeled; but opportunities identified

35 Key Transaction Impacts to FBMS (1) 2019 EPS Impact IRR Initial Tangible Book Value Impact Tangible Book Value Earnback Period TCE / TA Leverage Ratio Common Equity Tier 1 Ratio Tier 1 Ratio Total Risk - Based Ratio C&D / Total Capital CRE / Total Capital Capital Ratios Loan Concentration (2) - - Low Single - Digit Accretion Exceeds Internal Thresholds Slight Accretion None 7.8% -- 8.4% 9.2% 10.0% 11.4% 10.7% 11.9% 11.3% 12.4% 101% 90% 244% 218% Scenarios: Scenarios: Standalone Standalone $45mm Capital $30mm Capital Estimated Pro Forma Financial Metrics Mid Single - Digit Accretion Exceeds Internal Thresholds Slight Dilution < 2 years -- 8.6% 10.5% 11.1% 11.6% 96% 233% $30mm Capital $45mm Capital Standalone data as of 6/30/17 (1) Estimated financial impact is presented solely for illustrative purposes. Includes assets acquired from Southwest with corres pon ding purchase accounting marks, deal related expenses and net proceeds from capital raise (2) Bank level total capital - - - - - - Pro Forma (1)

Mississippi 44% Lousiana 18% Alabama 34% Florida 4% 36 Overview of Our Combined Company Combined Company Footprint Pro Forma Highlights Pro Forma Deposits by State Pro Forma Loans by State Source: SNL Financial Data as of or for the three months ended 6/30/17 Note: pro forma financial highlights excludes purchase accounting adjustments Assets $2.2bn Loans 1.5bn Deposits 1.9bn Loans / Deposits 79% Mississippi 47% Lousiana 15% Alabama 33% Florida 5% FBMS Southwest LOUISIANA MISSISSIPPI ALABAMA FLORIDA Montgomery Mobile Hattiesburg Baton Rouge Jackson Tuscaloosa Birmingham Shreveport Tallahassee Gulfport Huntsville New Orleans Pensacola Oxford 10 55 59 2 0 4 9

37 Summary 37 □ Ideal combination of strategic and financial attractiveness to all parties - We believe this will create long - term value for both FBMS and Southwest shareholders □ Creates a valuable Gulf Coast bank □ Experienced management team and dedicated board of directors who act as shareholders □ Combined company offers enhanced growth and profitability outlook □ Lower risk, given in - market acquisition and significant due diligence □ Positions company well for future

APPENDIX I: ACQUISITION RELATED SUPPLEMENTAL SLIDES

C&D 14% 1 - 4 Family 26% Multifamily 3% Owner - Occupied CRE 22% Non Owner - Occupied CRE 16% C&I 13% Consumer & Other 4% Farmland 2% 39 Pro Forma Loan Composition Southwest FBMS Pro Forma (1) C&D 14% 1 - 4 Family 27% Multifamily 3% Owner - Occupied CRE 22% Non Owner - Occupied CRE 16% C&I 13% Consumer & Other 3% Farmland 2% C&D 11% 1 - 4 Family 24% Multifamily 4% Owner - Occupied CRE 24% Non Owner - Occupied CRE 14% C&I 14% Consumer & Other 9% Farmland <1% Yield on Total Loans : 4.86% Yield on Total Loans : 5.00% Source: SNL Financial Dollars in thousands Data as of 9/30/17 Note: Pie charts may not total to 100% due to rounding (1) Excludes purchase accounting adjustments Loan Portfolio Amount C&D $171,609 1-4 Family 324,485 Multifamily 34,212 Owner-Occupied CRE 258,426 Non Owner-Occupied CRE 197,684 C&I 161,877 Consumer & Other 31,290 Farmland 23,199 Gross Loans & Leases $1,202,782 Loan Portfolio Amount C&D $31,173 1-4 Family 67,911 Multifamily 11,618 Owner-Occupied CRE 66,255 Non Owner-Occupied CRE 38,374 C&I 38,994 Consumer & Other 23,658 Farmland 708 Gross Loans & Leases $278,691 Loan Portfolio Amount C&D $202,782 1-4 Family $392,396 Multifamily $45,830 Owner-Occupied CRE $324,681 Non Owner-Occupied CRE $236,058 C&I $200,871 Consumer & Other $54,948 Farmland $23,907 Gross Loans & Leases $1,481,473

40 Pro Forma Deposit Composition Southwest FBMS Pro Forma (1) Demand Deposits 20% NOW Accounts 42% Money Market & Savings 19% Retail Time Deposits 14% Jumbo Time Deposits 4% Demand Deposits 20% NOW Accounts 17% Money Market & Savings 35% Retail Time Deposits 23% Jumbo Time Deposits 5% Demand Deposits 20% NOW Accounts 38% Money Market & Savings 22% Retail Time Deposits 16% Jumbo Time Deposits 4% Cost of Total Deposits: 0.36% Cost of Total Deposits: 0.48% Source: SNL Financial Dollars in thousands FBMS data as of or for the three months ended 9/30/17, Southwest data bank level as of or for the three months ended 6/30/17 Note: Pie charts may not total to 100% due to rounding (1) Excludes purchase accounting adjustments Deposit Composition Amount Demand Deposits $308,050 NOW Accounts 639,802 Money Market & Savings 292,592 Retail Time Deposits 209,714 Jumbo Time Deposits 57,833 Total Deposits $1,507,991 Deposit Composition Amount Demand Deposits $69,269 NOW Accounts 60,713 Money Market & Savings 122,913 Retail Time Deposits 80,873 Jumbo Time Deposits 18,593 Total Deposits $352,361 Deposit Composition Amount Demand Deposits $377,319 NOW Accounts 700,515 Money Market & Savings 415,505 Retail Time Deposits 290,587 Jumbo Time Deposits 76,426 Total Deposits $1,860,352

3.25 miles 4.40 miles 2.60 miles 2.25 miles 1.00miles 41 Branch Overlap Mobile, AL and Daphne - Fairhope - Foley, AL MSAs Source: SNL Financial Distance shown for Southwest branches within five miles of a FBMS branch FBMS Southwest

Pro Forma Deposit Market Share

Mobile, AL MSA

Rank	Institution	Deposits ($mm)	Market Share	Branches
1	Regions Financial Corp.	$2,340	32.36 %	25
2	PNC Financial Services Group Inc.	1,001	13.84	14
3	BBVA Compass Bancshares Inc.	889	12.29	12
4	Hancock Holding Co.	685	9.47	7
5	Wells Fargo & Co.	614	8.49	12
6	Trustmark Corp.	341	4.71	6
7	IBERIABANK Corp.	275	3.81	2
	Pro Forma	**237**	**3.27**	**9**
8	ServisFirst Bancshares Inc.	237	3.27	2
9	**Southwest BancShares Inc.**	**176**	**2.43**	**5**
10	BB&T Corp.	116	1.61	4
11	BancorpSouth Inc.	91	1.25	2
12	Community Bancshares of Mississippi Inc.	88	1.21	2
13	Bancorp of Lucedale Inc.	81	1.12	5
14	Synovus Financial Corp.	62	0.86	2
15	**First Bancshares Inc.**	**61**	**0.84**	**4**
16	CNB Bancorp Inc.	48	0.67	2
17	Bank of the Ozarks	48	0.66	2
18	State Capital Corp.	29	0.40	1
19	Oakworth Capital Inc.	23	0.31	1
20	Merchants Trust Inc.	21	0.29	2

Daphne-Fairhope-Foley, AL MSA

Rank	Institution	Deposits ($mm)	Market Share	Branches
1	Regions Financial Corp.	$910	21.38 %	11
2	BBVA Compass Bancshares Inc.	448	10.52	5
3	Wells Fargo & Co.	433	10.17	7
4	Home BancShares Inc.	407	9.55	6
5	PNC Financial Services Group Inc.	390	9.17	10
	Pro Forma	**263**	**6.17**	**9**
6	BB&T Corp.	251	5.89	5
7	Hancock Holding Co.	209	4.90	2
8	**First Bancshares Inc.**	**207**	**4.87**	**6**
9	United Bancorp. of Alabama Inc.	182	4.27	9
10	National Commerce Corp.	139	3.27	2
11	Trustmark Corp.	97	2.29	4
12	Bryant Bank	97	2.28	3
13	Citizens' Capital Corp.	97	2.27	3
14	Community Bancshares of Mississippi Inc.	80	1.88	2
15	BancorpSouth Inc.	75	1.75	3
16	IBERIABANK Corp.	68	1.59	1
17	**Southwest BancShares Inc.**	**55**	**1.30**	**3**
18	Synovus Financial Corp.	52	1.23	1
19	Merchants & Marine Bancorp Inc.	31	0.73	2
20	SmartFinancial Inc.	20	0.48	1

Source: SNL Financial
Data as of 6/30/17

TheFirst BANCSHARES, INC.
42

APPENDIX II: HISTORICAL FINANCIALS

44 Historical Financials Highlights Source : SNL Financial Yearly data as of or for the twelve months ended 12/31 each respective year, Q2 ’17 and Q3 ’17 data for the three months ende d 6/30/17 and 9/30/2017, respectively Note: Southwest data bank level (1) Non - GAAP measure. See reconciliation to closest GAAP measure in Appendix III First Bancshares, Inc. Southwest Banc Shares, Inc. Three months Three months For the Year Ended, ended, For the Year Ended, ended, 2015 2016 Q2 '17 Q3 '17 2015 2016 Q2 '17 Balance Sheet Data: Total Assets $1,145,131 $1,277,367 $1,789,622 $1,772,402 $343,161 $376,529 $398,437 Total Gross Loans 776,489 872,934 1,193,843 $1,202,781 246,034 278,332 278,691 Deposits 916,695 1,039,191 1,550,799 $1,507,991 289,993 327,980 352,361 Tangible Common Equity 70,422 139,019 137,264 $141,655 35,426 34,880 38,433 Income Statement Data: Interest Income $40,202 $44,604 $16,464 $16,708 $14,261 $14,850 $3,970 Interest Expense 3,207 4,315 1,629 1,773 1,567 1,739 466 Net Interest Income 36,995 40,289 14,835 14,935 12,694 13,111 3,504 Provision for Loan Losses 410 625 248 90 396 303 128 Net Interest Income After Provision 36,585 39,664 14,587 14,845 12,298 12,808 3,376 Noninterest Income 7,589 11,247 3,757 3,658 2,713 3,006 843 Noninterest Expense 32,161 36,861 15,070 11,888 11,865 12,083 3,122 Income Before Income Taxes 12,012 14,049 3,274 6,615 3,264 3,936 1,099 Income Tax Expense 3,213 3,930 908 1,901 106 172 49 Consolidated Net income (loss) 8,799 10,119 2,366 4,714 3,158 3,764 1,050 Noncontrolling Interest in net (income) loss of subsidiary -- -- -- -- -- -- -- Net Income Attributable to Common Shareholders 8,456 9,666 2,366 4,714 3,158 3,764 1,050 Selected Operating Ratios: Core ROAA (1) 0.78% 0.84% 0.92% 1.07% 0.94% 1.04% 1.07 % Core ROAE (1) 8.92 8.41 10.31 11.54 9.11 10.17 11.17 Core ROATCE (1) 13.46 11.65 12.27 13.65 9.11 10.17 11.17 Net Interest Margin 3.72 3.71 3.84 3.81 3.99 3.84 3.73 Core Efficiency Ratio (1) 71.1 69.3 65.6 62.7 74.9 72.7 69.6 Per Share Data: Diluted Earnings $1.55 $1.57 $0.26 $0.51 -- -- -- Book Value 16.05 17.19 17.80 18.24 -- -- -- Tangible Book Value 13.10 15.46 15.00 15.48 -- -- -- Asset Quality: Nonperforming Assets / Total Assets 1.19% 0.98% 0.74% 0.81% 2.72 2.21% 1.79 % Reserves / Gross Loans 0.87 0.86 0.68 0.68 1.20 1.11 1.18 Reserves / Nonperforming loans 66.6 120.4 94.9 67.0 31.8 37.2 46.1 NPAs / Loans + OREO 1.75 1.43 1.45 1.50 3.77 2.98 2.50 Net Charge Offs (Recoveries) / Average Loans (0.03) (0.02) (0.00) 0.0 0.13 0.07 (0.01) Texas Ratio 17.7 8.7 12.6 -- 21.1 18.8 16.3 Capital Ratios: Tang Common Equity / Tang Assets (1) 6.24% 11.02% 7.78% 8.04% 10.44% 9.53% 9.65 % Leverage Ratio 8.66 11.91 8.43 -- 10.39 10.08 9.70 Common Equity Tier 1 Capital Ratio 8.10 13.81 9.99 -- 14.18 13.07 13.42 Tier 1 Capital Ratio 11.09 14.73 10.70 -- 14.18 13.07 13.42 Total Capital Ratio 11.86 15.46 11.29 -- 15.36 14.16 14.57

Appendix III: Non - GAAP Reconciliation

46 Core Efficiency Ratio Source: SNL Financial and Company Documents FBMS Core Efficiency Ratio Year ended Three months ended, December 31, December 31, March 31, June 30, September 30, (Dollars in thousands) 2015 2016 2017 2017 2017 Operating Expense Total noninterest expense $32,161 $36,862 $16,095 $15,070 $11,888 Pretax non-operating expense 0 (697) (3,598) (2,682) (47) Operating Expense $32,161 $36,165 $12,497 $12,388 $11,841 Operating Revenue Net interest income (TE) $37,949 $41,252 $14,470 $15,140 $15,232 Total non-interest income 7,589 11,247 3,391 3,757 3,658 Pretax non-operating items (319) (307) 0 0 0 Operating Revenue $45,219 $52,192 $17,861 $18,897 $18,890 Core Efficiency Ratio 71.1% 69.3% 70.0% 65.6% 62.7%

47 Tangible Common Equity to Tangible Assets Ratio Source: SNL Financial and Company Documents FBMS Tangible Common Equity to Tangible Assets Year ended, Three months ended, December 31, December 31, December 31, December 31, June 30, September 30, (Dollars in thousands) 2013 2014 2015 2016 2017 2017 Tangible Assets Total assets $940,890 $1,093,768 $1,145,131 $1,277,367 $1,789,622 $1,787,976 Less: Goodwill 10,621 12,276 13,776 13,776 20,241 20,443 Less: Core deposit intangibles 2,677 2,514 2,115 1,732 5,374 4,882 Tangible Assets $927,592 $1,078,978 $1,129,240 $1,261,859 $1,764,007 $1,762,651 Tangible Common Equity Total shareholders' equity $85,108 $96,216 $103,436 $154,527 $162,879 $166,980 Less: Total preferred equity 17,103 17,123 17,123 0 0 0 Total Common equity 68,005 79,093 86,313 154,527 162,879 166,980 Less: Goodwill 10,621 12,276 13,776 13,776 20,241 20,443 Less: Core deposit intangibles 2,677 2,514 2,115 1,732 5,374 4,882 Tangible Common Equity $54,707 $64,303 $70,422 $139,019 $137,264 $141,655 Common Shares Outstanding 5,096,447 5,316,176 5,376,665 8,991,397 9,152,657 9,153,407 Tangible Book Value per Share $10.73 $12.10 $13.10 $15.46 $15.00 $15.48 Tangible Common Equity / Tangible Assets 5.9% 6.0% 6.2% 11.0% 7.8% 8.0%

48 Core Return on Average Assets Ratio Source: SNL Financial and Company Documents FBMS Core Return on Average Assets Year ended, Three months ended, December 31, December 31, March 31, June 30, September 30, (Dollars in thousands) 2015 2016 2017 2017 2017 Net Income Before Extraordinary Items $8,799 $10,119 $1,122 $2,366 $4,714 Non-Core Items: Add: Non-recurring Items 0 239 2,261 1,647 29 Core Net Income $8,799 $10,358 $3,383 $4,013 $4,743 Average Assets $1,122,192 $1,228,959 $1,713,438 $1,751,092 $1,772,402 Core Return on Average Assets 0.78% 0.84% 0.79% 0.92% 1.07%

49 Core Return on Average Tangible Common Equity Ratio Source: SNL Financial and Company Documents FBMS Core Return on Average Tangible Common Equity Year ended, Three months ended, December 31, December 31, March 31, June 30, September 30, (Dollars in thousands) 2015 2016 2017 2017 2017 Net Income Before Extraordinary Items $8,799 $10,119 $1,122 $2,366 $4,714 Non-Core Items: Less: Non-recurring Items 0 239 2,261 1,647 29 Core Net Income $8,799 $10,358 $3,383 $4,013 $4,743 Average Tangible Common Equity $65,381 $88,848 $134,809 $130,789 $139,013 Return on Average Tangible Common Equity 13.5% 11.4% 3.3% 7.2% 13.6% Core Return on Average Tangible Common Equity 13.5% 11.7% 10.0% 12.3% 13.7%

50 Operating Earnings per Share Source: SNL Financial and Company Documents FBMS Operating Earnings Per Share Three months ended, March 31, June 30, September 30, March 31, June 30, September 30, 2016 2016 2016 2017 2017 2017 Diluted Earnings Per Share $0.46 $0.47 $0.45 $0.12 $0.26 $0.51 Effect of acquisition charges, after-tax (0.03) 0.00 0.03 0.25 0.18 0.00 Operating Earnings Per Share $0.43 $0.47 $0.48 $0.37 $0.44 $0.51

51 Southwest Tangible Common Equity Three months ended, June 30, (Dollars in thousands) 2017 Tangible Common Equity Total shareholders' equity $36,120 Less: Total preferred equity 0 Total Common equity 36,120 Less: Goodwill 0 Less: Core deposit intangibles 0 Tangible Common Equity $36,120 Southwest Tangible Common Equity Source: SNL Financial